Exhibit 3

Names and Addresses of the Underwriters

BNP PARIBAS

16, boulevard des Italiens

75009 Paris

France

Crédit Agricole Corporate and Investment Bank

12 place des Etats-Unis

CS 70052 92 547 Montrouge Cedex

France

Deutsche Bank AG, London Branch

21 Moorfields

London EC2Y 9DB

United Kingdom

HSBC Bank plc

8 Canada Square

London E14 5HQ

United Kingdom

Société Générale

29, boulevard Haussmann

75009 Paris

France